                                                                  EXHIBIT 99.1


    Pages 38-64 of the Annual Report on Form 10-K for the fiscal year ended
              December 31, 2000 of Generac Portable Products, Inc.

(Commission File No. 333-73247; sometimes shown as 001-15047, 33-73247 or 333-79071).

                                   PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) The following documents are filed, incorporated by reference, as part of this report:

     1.  Financial Statements:

         See "Index to Financial Statements and Financial Statement Schedules" on page 38, the Reports of Independent Accountants on pages 40 and 65 and the Consolidated Financial Statements on pages 41 to 63 and pages 66 to 71.

     2.  Financial Statement Schedules:

         See "Index to Consolidated Financial Statements and Financial Statement Schedules" on page 39, the Reports of Independent Accountants on pages 40 and 65 and the Financial Statement Schedules on pages 64 and 72.

     3.  Exhibits

         See "Index to Exhibits" on pages 76 to 77.

(b) No Current Reports on Form 8-K were filed during the last quarter of the year ended December 31, 2000.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF GENERAC PORTABLE PRODUCTS, INC.

       Report of Independent Accountants                                                                     40
       Consolidated Balance Sheets as of December 31, 2000 and 1999                                          41
       Consolidated Statements of Income (Loss) for the years ended December 31, 2000, 1999
            and for the period July 10, 1998 through December 31, 1998                                       42
       Consolidated Statement of Changes in Stockholders' Equity for the years ended
            December 31, 2000, 1999 and for the period July 10, 1998 through December 31, 1998               43
       Consolidated Statement of Cash Flows for the years ended December 31, 2000, 1999
            and for the period July 10, 1998 through December 31, 1998                                       44
       Notes to Consolidated Financial Statements                                                       45 - 63
       Schedule I - Generac Portable Products, Inc. Schedule of Combined Valuation Accounts                  64


FINANCIAL STATEMENTS OF PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT OF GENERAC
       CORPORATION

       Independent Auditors' Report                                                                          65
       Statement of Income for the Six Months and Nine Days Ended July 9, 1998                               66
       Statement of Cash Flows for the Six Months and Nine Days Ended July 9, 1998                           67
       Notes to Financial Statements                                                                    68 - 71
       Schedule II - Portable Products Division, A Business Unit of Generac Corporation
            Schedule of Combined Valuation Accounts                                                          72

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Generac Portable Products, Inc.

         In our opinion, the consolidated financial statements listed in the accompanying index under Item 14(a)(1) present fairly, in all material respects, the financial position of Generac Portable Products, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and for the period July 10, 1998 through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index under Item 14(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of Generac Portable Products, Inc.'s management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         As discussed in Note 7 to the consolidated financial statements, the Company expects that an event of default will occur under its bank credit agreement on March 31, 2001 as a result of a failure to comply with one or more required financial covenants. In addition, as discussed in Note 16 to the financial statements, the Company has entered into a merger agreement for the sale of all outstanding shares of the Company's capital stock to Briggs & Stratton Corporation. Consummation of the pending merger is expected to also constitute an event of default under its bank credit agreement and zero coupon notes. If one or more events of default occur and the Company is unable to obtain a waiver, the lenders under the bank credit agreement may cause all amounts thereunder to become immediately due and payable, which would also constitute an event of default under the Company's zero coupon notes and senior subordinated notes, and could lead to an acceleration of amounts payable under such notes. In such circumstances, there can be no assurance that the Company would be able to make the required payments under the bank credit agreement and its zero coupon and senior subordinated notes, or, if necessary, to obtain suitable alternative financing.



PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
February 26, 2001, except as to Note 16 which is as of March 27, 2001

                       GENERAC PORTABLE PRODUCTS, INC.
                         CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 2000 AND 1999
                    (AMOUNTS IN 000'S, EXCEPT SHARE DATA)

                                                                                            2000               1999
                                                                                         ---------          ---------
ASSETS
Current assets:
      Cash and cash equivalents                                                          $    281           $    384
      Accounts receivable (less allowances of $193 and $548, respectively)                 38,762             55,465
      Inventories                                                                          69,908             58,372
      Deferred income taxes                                                                 1,557              1,171
      Prepaid expenses and other current assets                                             4,749                144
                                                                                         ---------          ---------
          Total current assets                                                            115,257            115,536

Property, plant and equipment, net                                                         27,609             28,911
Intangible assets, net                                                                    201,791            206,229
Deferred financing costs, net                                                               6,134              6,608
Other                                                                                          41                205
                                                                                         ---------          ---------
          Total assets                                                                   $350,832           $357,489
                                                                                         =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Current portion of long-term debt                                                  $  8,218           $  8,869
      Trade accounts payable                                                               17,635             23,793
      Accrued employee compensation, benefits and payroll withholdings                      1,924              3,263
      Other accrued liabilities                                                            10,900             18,991
                                                                                         ---------          ---------
          Total current liabilities                                                        38,677             54,916

Long-term debt obligations                                                                199,521            180,520
Other long-term obligations                                                                 1,049              1,089
Deferred income taxes                                                                       3,908              5,717
                                                                                         ---------          ---------
          Total liabilities                                                               243,155            242,242

Commitments and contingencies (Note 13)

Common stock warrants                                                                       2,115                  -

Stockholders' equity:
      Common stock, $.01 par value, 12,000 shares authorized; 8,500 shares
          issued and outstanding                                                                1                  1
      Additional paid-in capital                                                          112,481            109,999
      Retained earnings                                                                     6,276             17,741
      Accumulated other comprehensive (loss) income                                        (1,538)              (836)
      Excess of purchase price over book value of net assets acquired
         from entities partially under common control                                     (11,658)           (11,658)
                                                                                         ---------          ---------
          Total stockholders' equity                                                      105,562            115,247
                                                                                         ---------          ---------
          Total liabilities and stockholders' equity                                     $350,832           $357,489
                                                                                         =========          =========


The accompanying notes are an integral part of the financial statements.

                       GENERAC PORTABLE PRODUCTS, INC.
                   CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                             (AMOUNTS IN $000'S)

                                                                                                        FOR THE PERIOD
                                                                   FOR THE YEAR       FOR THE YEAR      JULY 10, 1998
                                                                      ENDED              ENDED             THROUGH
                                                                   DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                       2000               1999               1998
                                                                 ---------------     ---------------   ---------------
Net sales                                                             $ 242,489           $ 398,096         $ 136,862
Cost of sales                                                           192,061             290,885            98,245
                                                                 ---------------     ---------------   ---------------
         Gross profit                                                    50,428             107,211            38,617
Operating expenses:
     Selling and service                                                 32,356              47,251            16,935
     General and administrative                                           7,911              10,118             2,865
     Intangible asset amortization                                        5,440               5,368             2,531
                                                                 ---------------     ---------------   ---------------
         Income from operations                                           4,721              44,474            16,286
Other expense:
     Interest expense                                                    21,333              20,823             9,674
     Deferred financing cost amortization                                 1,213                 909               401
     Expenses from withdrawn common stock offering (Note 15)                  -               1,160                 -
     Other expense (income), net                                           (107)                619              (171)
                                                                 ---------------     ---------------   ---------------
         Income (loss) before income taxes                              (17,718)             20,963             6,382
Provision (benefit) for income taxes                                     (6,253)              7,424             2,180
                                                                 ---------------     ---------------   ---------------
         Net income (loss)                                            $ (11,465)           $ 13,539           $ 4,202
                                                                 ===============     ===============   ===============

The accompanying notes are an integral part of the financial statements.

                       GENERAC PORTABLE PRODUCTS, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND FOR THE PERIOD JULY 10, 1998
                          THROUGH DECEMBER 31, 1998

                    (AMOUNTS IN 000'S, EXCEPT SHARE DATA)

                                                                                           Accumulated
                                          Common Stock          Additional                   Other
                                        ---------------------    Paid-in      Retained    Comprehensive
                                        Shares      Amount       Capital      Earnings    Income (Loss)   Other (A)      Total
                                        ------     ----------   ----------    ---------   -------------   ---------    ---------
Balances, July 9, 1998                   8,500     $        1    $109,999     $      -      $     -        $(11,658)   $ 98,342

Comprehensive income:

  Net income                                 -              -           -        4,202            -               -       4,202

  Translation adjustments                    -              -           -            -          723               -         723
                                        ------     -----------   ---------    ---------     --------       ---------   ---------

Total comprehensive income                   -              -           -        4,202          723               -       4,925
                                        ------     -----------   ---------    ---------     --------       ---------   ---------

Balances, December 31, 1998              8,500     $        1    $109,999     $  4,202      $   723         (11,658)   $103,267
                                        ======     ===========   =========    =========     ========       =========   =========



Balances, December 31, 1998              8,500     $        1    $109,999     $  4,202      $   723         (11,658)   $103,267

Comprehensive income (loss):

  Net income                                 -              -           -       13,539            -               -      13,539

  Translation adjustments                    -              -           -            -       (1,559)              -      (1,559)
                                        ------     -----------   ---------    ---------     --------       ---------   ---------

Total comprehensive income (loss)            -              -           -       13,539       (1,559)              -      11,980

                                        ------     -----------   ---------    ---------     --------       ---------   ---------
Balances, December 31, 1999              8,500     $        1    $109,999     $ 17,741      $  (836)       $(11,658)   $115,247
                                        ======     ===========   =========    =========     ========       =========   =========


Balances, December 31, 1999              8,500     $        1    $109,999     $ 17,741      $  (836)       $(11,658)   $115,247

Capital contribution                         -              -       2,482            -            -               -       2,482

Comprehensive income (loss):

  Net loss                                   -              -           -      (11,465)           -               -     (11,465)

  Translation adjustments                    -              -           -            -         (702)              -        (702)
                                        ------     -----------   ---------    ---------     --------       ---------   ---------

Total comprehensive income (loss)            -              -           -      (11,465)        (702)              -     (12,167)
                                        ------     -----------   ---------    ---------     --------       ---------   ---------
Balances, December 31, 2000              8,500     $        1    $112,481     $  6,276      $(1,538)       $(11,658)   $105,562
                                        ======     ===========   =========    =========     ========       =========   =========


(A) Amount represents the excess of the purchase price paid in connection with the Acquisition over the book value of net assets acquired not recognized as a result of certain continuing shareholder interests.

The accompanying notes are an integral part of the financial statements.

                       GENERAC PORTABLE PRODUCTS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN $000'S)

                                                                                                                 FOR THE PERIOD
                                                                          FOR THE YEAR       FOR THE YEAR         JULY 10, 1998
                                                                             ENDED               ENDED               THROUGH
                                                                       DECEMBER 31, 2000   DECEMBER 31, 1999    DECEMBER 31, 1998
                                                                       -----------------   -----------------    -----------------
Operating activities:
      Net income (loss)                                                  $(11,465)              $ 13,539              $  4,202
      Adjustments to reconcile net income (loss) to
      net cash provided by (used in) operating activities
         Depreciation                                                       4,050                  2,881                 1,022
         Amortization                                                       6,653                  6,277                 2,932
         Accretion on senior zero coupon notes                                116                      -                     -
         Deferred income taxes                                             (2,195)                 3,180                 1,366
         Loss on sale of fixed assets                                           -                      5                     -
         Increase (decrease) in cash due to changes in:
                 Accounts receivable                                       16,281                (11,253)                6,696
                 Inventories                                              (11,882)               (12,791)               (3,627)
                 Other assets                                              (5,683)                   582                  (726)
                 Trade accounts payable                                    (5,873)                11,226                (2,106)
                 Accrued liabilities                                       (9,139)                 6,688                 6,454
                                                                         ---------              ---------             ---------
         Net cash provided by (used in) operating activities              (19,137)                20,334                16,213
                                                                         ---------              ---------             ---------

Investing activities:
     Capital expenditures                                                  (2,938)               (12,463)               (3,814)
     Proceeds from sale of fixed assets                                         -                     17                    34
                                                                         ---------              ---------             ---------
         Net cash used for investing activities                            (2,938)               (12,446)               (3,780)
                                                                         ---------              ---------             ---------

Financing activities:
     Net borrowings (payments) under revolving loan facility               16,700                   (600)              (11,008)
     Payments on other long-term debt obligations                          (8,868)                (7,794)                 (434)
     Issuance of zero coupon notes and common stock warrants               15,000                      -                     -
     Payment of deferred financing costs                                     (739)                  (532)                  (77)
                                                                         ---------              ---------             ---------
         Net cash provided by (used for) financing activities              22,093                 (8,926)              (11,519)
                                                                         ---------              ---------             ---------

Effect of exchange rate changes on cash                                      (121)                  (106)                   15
                                                                         ---------              ---------             ---------

Net (decrease) increase in cash and cash equivalents                         (103)                (1,144)                  929

Cash and cash equivalents:
      Beginning of period                                                $    384               $  1,528              $    599
                                                                         ---------              ---------             ---------
      End of period                                                      $    281               $    384              $  1,528
                                                                         =========              =========             =========

Supplemental cash flow information:
     Cash paid for interest                                              $ 21,413               $ 21,708              $  2,260
                                                                         =========              =========             =========
     Cash paid for taxes                                                 $    356               $  4,610              $      -
                                                                         =========              =========             =========


The accompanying notes are an integral part of the financial statements.

                       GENERAC PORTABLE PRODUCTS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

1.   FORMATION OF GENERAC PORTABLE PRODUCTS AND NATURE OF BUSINESS

     Generac Portable Products, Inc. ("Generac" or the "company"), a Delaware corporation, was formed on April 29, 1998 by an investor group organized by The Beacon Group III--Focus Value Fund L.P. for the purpose of acquiring, through its indirect wholly-owned limited liability company, Generac Portable Products, LLC, net assets of the Portable Products Division of Generac Power Systems, Inc. ("GPSI"), formerly known as GPSI. The primary business activity of Generac consists of its indirect ownership of 100% of the limited liability company interests in Generac Portable Products, LLC, a Delaware limited liability company (the "Operating Company"), through two wholly-owned subsidiaries: GPPW, Inc. a Wisconsin corporation ("GPPW"), and GPPD, Inc., a Delaware corporation ("GPPD"). GPPW and GPPD hold, respectively, 5% and 95% limited liability company interests in Generac Portable Products, LLC. Generac had no operations during the period April 29, 1998 through July 8, 1998; its only business activity involved the issuance of $110 million of common stock to finance a portion of the purchase price discussed below.

     On July 9, 1998, Generac caused Generac Portable Products, LLC to purchase substantially all of the assets, and assume certain of the liabilities, of the Portable Products Division (the "Predecessor") of GPSI (the "Acquisition"). The aggregate consideration paid for the net assets of the Predecessor was approximately $330 million, which included cash acquired of $0.6 million, direct acquisition costs of $1.4 million and assumed liabilities of $23.9 million. The purchase price paid for the Predecessor was adjusted for a post-closing adjustment of $1.0 million based on net working capital at July 9, 1998, as defined.

     The Acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values, subject to certain limitations (see Note 2), with the excess purchase price recorded as goodwill. Goodwill of approximately $214 million has been recorded as a result of the Acquisition. The following table sets forth the pro forma information for Generac as if the Acquisition had occurred on January 1, 1998. This information is unaudited and does not purport to represent actual sales or net income had the Acquisition actually occurred on January 1, 1998.

                                            PRO FORMA INFORMATION
                                              FOR THE YEAR ENDED
                                              DECEMBER 31, 1998
                                              -----------------
Net sales                                         $ 276,413
Net income                                            5,835

     In addition to the issuance of common stock by Generac, the purchase price was financed through the issuance of Senior Subordinated Notes of $110 million and borrowings of $96.6 million under a $115 million bank credit facility (see Note 7).

     Generac, with domestic operations located in Jefferson, Wisconsin and branch operations in the United Kingdom, Germany and Spain, is a leading designer, manufacturer and marketer of engine-powered tools and related accessories for use in both consumer and commercial applications.

2.       SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES: Generac prepares its financial statements in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         PRINCIPLES  OF  CONSOLIDATION:   Generac's  consolidated  financial
statements include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

         BASIS OF ACCOUNTING: Pursuant to the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions," Generac has limited its accounting basis resulting from the Acquisition as a result of certain shareholders which also held an interest in the Predecessor through ownership interests in GPSI. Such limitation was based upon the lesser of each continuing shareholder's interest in Generac or the Predecessor, and the Predecessor's historical book value at July 9, 1998. The difference between the continuing shareholders' basis in the Predecessor and their proportionate equity in the book value of the Predecessor was not material. The difference between the total consideration paid in connection with the Acquisition and the accounting basis recognized is reported as a separate component of stockholders' equity.

         CASH AND CASH EQUIVALENTS: Generac considers all investments with a maturity of three months or less at the date of purchase to be cash equivalents.

         INVENTORIES:  Inventories  are  stated at the lower of cost
(first-in, first-out method) or market (replacement cost or estimated net realizable value).

         RESEARCH AND DEVELOPMENT COSTS: Generac has an ongoing program of new product development and existing product enhancement through redesign of existing products and the addition of new models. Costs related to these programs are expensed as incurred and totaled $2,553, $2,682 and $1,011 for the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998, respectively. Costs related to manufacturing start-up activities for new products are included in cost of sales as incurred.

         PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is recorded at cost and includes equipment under leases which have been capitalized. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property, plant and equipment are reflected in income. Depreciation of property, plant and equipment are recorded using principally the straight-line method for financial reporting purposes over the estimated useful lives of the assets or terms of related leases as follows:

Land improvements                             20
Buildings                                     40
Machinery and equipment                     7-10
Dies and tools                               3-5
Office equipment                            5-10
Vehicles                                     3-5

         CAPITALIZED SOFTWARE: Generac capitalizes purchased software as well as internally developed software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation, selection and software maintenance costs are expensed as incurred. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the software. Capitalized software costs are recorded as office equipment for financial statement purposes.

         INTANGIBLE ASSETS: Goodwill, representing the recognized portion of the cost of the Acquisition in excess of the fair values assigned to identifiable net assets acquired, is being amortized on a straight-line basis over 40 years. The non-compete agreement and patents and trademarks are being amortized on a straight-line basis over 10 years. Generac assesses the carrying value of goodwill and other intangibles at each balance sheet date. Consistent with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", such assessments include, as appropriate, a comparison of
(a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period to (b) the net carrying value of the asset. Impairment assessments of goodwill made in accordance with SFAS No. 121 are made in connection with an analysis of related long-lived assets acquired in the Acquisition when events or changes in circumstances indicate the carrying amount of either asset may not be recoverable. Generac recognizes impairment losses resulting from diminution in value, if any, on a current basis based upon estimated fair value of the related assets.

         DEFERRED FINANCING COSTS: Expenses associated with the issuance of debt instruments are capitalized and are being amortized over the terms of the respective financing arrangement using the effective interest rate and straight-line methods over periods ranging from 5 to 8 years.

         INTEREST RATE SWAPS: To limit the effect of increases in interest rates, Generac has entered into an interest rate swap arrangement. The differential between the contract floating and fixed rates is accrued each period and recorded as an adjustment of interest expense.

         PRODUCT WARRANTIES: Generac provides that warranted products are merchantable and free of defects in workmanship and material generally for a period of one year. Warranty reserves are provided as charges to operations under selling and service expense for estimated normal warranty costs and, if applicable, for any significant problems known to exist on products sold. Warranty expense totaled $3,950, $5,793 and $1,989 for the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998, respectively.

         INCOME TAXES: Deferred income tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, as measured by enacted tax rates which will be in effect when these differences are expected to reverse. Deferred income tax expense is the result of changes in the deferred tax assets and liabilities. A valuation allowance is provided when it is considered more likely than not that some portion or all of recorded deferred income tax assets will not be realized.

         FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the bank credit facility approximate fair value since the underlying instruments bear interest at a variable rate that reprices frequently. The fair value of Generac's Senior Subordinated Notes at December 31, 2000 and 1999 is based upon market quotations as of such date. The fair value of the interest rate swap arrangement is the amount at which it could be settled, based on a quote obtained from the respective financial institution (see Note 7).

         REVENUE RECOGNITION: Revenue is recognized by the company when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the customer; the price to the customer is fixed or determinable; and collectability is reasonably assured. These criteria are satisfied, and accordingly, revenue is recognized, upon shipment by the company. Provisions for estimated product returns and sales incentives are recorded in the period in which the sales are recognized. In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 was effective for the Company in the fourth quarter of 2000 and did not have a material effect on the company's financial statements.

         SHIPPING AND HANDLING FEES AND COSTS: During the fourth quarter of 2000, the company adopted the provisions of the Emerging Issues Task Force ("EITF") Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." In accordance with EITF 00-10, revenue from shipping and handling costs is reflected in net sales. The costs associated with shipping and handling of product for the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998 were $4,219, $8,021, and $3,128, respectively, and are reflected in selling and service expense.

         FOREIGN CURRENCY TRANSLATION: The translation of the assets and liabilities of Generac's international branch operations into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or (losses) resulting from such translation are reflected as translation adjustments in accumulated other comprehensive income (loss).

         FUTURE ACCOUNTING CHANGES: In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires all derivative instruments to be recorded in the consolidated balance sheets at their fair value. Changes in fair value of derivatives are required to be recorded each period in current earnings or other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction and if it is, the type of hedge transaction. In June 1999, the statement's effective date was delayed by one year, and it will be effective January 1, 2001 for Generac. Given the company's current derivative and hedging activities, the effect of adoption will not have a material effect on the company's results of operations or financial position.

         In January 2001, the Emerging Issues Task Force ("EITF") reached a consensus on a subset of EITF No. 00-22, "Accounting for "Points" and Certain Other Time- or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." This issue requires recognition of the liability associated with time- or volume-based incentives as earned by the customer and classification of these incentives as a reduction of net revenue. EITF 00-22 is effective for the Company in the first quarter of 2001. The Company classifies these incentives as selling and service expense and is currently evaluating the impact of implementing EITF 00-22.


3.       INVENTORIES

         Inventories consist of the following at December 31, 2000 and 1999:

                                                2000                  1999
                                          -----------------     -----------------
Raw materials and sub-assemblies          $         43,488      $         33,814
Finished goods                                      26,420                24,558
                                          -----------------     -----------------
                                          $         69,908      $         58,372
                                          =================     =================

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following at December 31, 2000 and 1999:

                                              2000                  1999
                                        -----------------     -----------------
Land and land improvements              $          1,061      $          1,095
Buildings                                          9,565                 9,642
Machinery and equipment                           13,188                12,438
Dies and tools                                     3,806                 3,194
Office equipment                                   7,866                 5,899
Vehicles                                              28                    24
                                        -----------------     -----------------
                                                  35,514                32,292
Accumulated depreciation                          (7,905)               (3,875)
                                        -----------------     -----------------
                                                  27,609                28,417
Construction in progress                               -                   494
                                        -----------------     -----------------
                                        $         27,609      $         28,911
                                        =================     =================

5.       INTANGIBLE ASSETS

         Intangible assets consist of the following at December 31, 2000 and 1999:

                                              2000                  1999
                                        -----------------     -----------------
Goodwill                                $        214,179      $        213,928
Trademarks and patents                               100                   100
Noncompete agreement                                 852                   100
                                        -----------------     -----------------
                                                 215,131               214,128
Accumulated amortization                         (13,340)               (7,899)
                                        -----------------     -----------------
                                        $        201,791      $        206,229
                                        =================     =================

6.       OTHER ACCRUED LIABILITIES

         Other accrued liabilities consist of the following at December 31, 2000 and 1999:

                                              2000                  1999
                                        -----------------     -----------------
Sales incentives                        $          3,248      $          9,370
Product warranty                                   1,023                 1,984
Accrued interest                                   6,333                 6,529
Other                                                296                 1,108
                                        -----------------     -----------------
                                        $         10,900      $         18,991
                                        =================     =================

7.       LONG-TERM DEBT OBLIGATIONS

         Long-term debt consists of the following at December 31, 2000 and 1999:

                                              2000                  1999
                                        -----------------     -----------------
Bank credit facility                    $         85,854      $         77,493
Senior zero coupon notes                          10,519                     -
Senior subordinated notes                        110,000               110,000
Capital lease obligations                          1,366                 1,896
                                        -----------------     -----------------
                                                 207,739               189,389
Less:  current portion                            (8,218)               (8,869)
                                        -----------------     -----------------
                                        $        199,521      $        180,520
                                        =================     =================

         In connection with the Acquisition, Generac Portable Products, LLC entered into a $115 million bank credit facility (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for maximum borrowings under two term loans of $45 million ("A Term Loan") and $40 million ("B Term Loan"), respectively, with balances outstanding at December 31, 2000 of $31.4 million and $37.7 million, respectively. The Senior Secured Credit Facility also provides for maximum borrowings of $30 million, less the amount outstanding under letters of credit, under revolving loan arrangements due December 31, 2003, with a balance outstanding at December 31, 2000 of $16,700. The A Term Loan Facility will mature 5 1/2 years from July 9, 1998. The B Term Loan Facility will mature seven years from July 9, 1998. The A Term Loan Facility will provide for amortization of $2.5 million in the first year, $6.25 million in the second year, $7.5 million in the third year, $10.0 million in the fourth year, $12.5 million in the fifth year and $6.25 million in the sixth year. The B Term Loan Facility will provide for nominal annual amortization in the first five years and amortization of $19 million in each of the sixth and seventh years. Additionally, Generac is also required to make an annual principal payment equal to its excess cash flow, as defined. There is no required excess cash flow payment for the year ended December 31, 2000. The interest rates under the A Term Loan Facility and the revolving loan portion of the facility will be based, at the option of Generac Portable Products, LLC, on either a Eurodollar rate plus 3.25% per annum or a base rate plus 2.25% per annum, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac's consolidated debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA") ratio. The interest rate under the B Term Loan Facility is based, at the option of Generac Portable Products, LLC, on a Eurodollar rate plus 3.75% or a base rate plus 2.75%, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac's consolidated debt to EBITDA ratio. The weighted average interest rate for the term loans as of December 31, 2000 was 10.0%. Borrowings under the revolving loans bear interest at the prime rate plus 2.25%. A commitment fee of 0.50% per annum is charged on the unused revolving loan portion of the Senior Secured Credit Facility, subject to a pricing grid that will provide for reductions in the applicable commitment fee margin based on

Generac's consolidated debt to EBITDA ratio. Substantially all of Generac's assets are pledged as collateral under the Senior Secured Credit Facility.

         Effective October 15, 1998, Generac entered into an interest rate swap agreement with a major financial institution to reduce the impact of changes in interest rates on its floating rate long-term debt. The notional amount of this agreement was $30 million at December 31, 2000. Interest expense has been adjusted for the net amount payable under this agreement. This agreement decreased Generac's interest expense for the year ended December 31, 2000 by $230. The fair value of the interest rate swap agreement was $35 at December 31, 2000, which is the amount Generac would have received to settle the instrument at such date. Generac is exposed to credit loss in the event of non-performance by the financial institution, however, management does not anticipate such non-performance.

         Also on July 9, 1998, Generac Portable Products, LLC and GPPW issued $110 million of 11.25% Senior Subordinated Notes due June 30, 2006 (the "Notes") to BT Alex. Brown Incorporated (the "Initial Purchaser"). The Initial Purchaser subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. The estimated fair value of the Notes at December 31, 2000 is approximately $28.1 million.

         The Notes are redeemable, at Generac's option, in whole at any time or in part from time to time, on and after July 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year                                      Percentage
----                                      ----------
2002                                        107.625%
2003                                        104.750%
2004                                        102.875%
2005 and thereafter                         100.000%

         At any time, or from time to time, on or prior to July 1, 2001, Generac may, at its option, use the net cash proceeds of one or more Public Equity Offerings, as defined, to redeem the Notes at a redemption price equal to 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption.

         The Senior Secured Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict the ability of Generac to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness (including, in the case of the Senior Secured Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict the activities of Generac. In addition, under the Senior Secured Credit Facility, Generac Portable Products, LLC will be required to satisfy specified financial ratios and tests, including a minimum level of EBITDA. Effective October 30, 2000, the company amended its credit facility which, among other things, waived existing financial covenant violations at September 30, 2000 and revised requirements relating to certain financial ratios and tests for periods through December 31, 2001 including maximum levels of leverage, minimum levels of interest coverage and minimum required levels of earnings before interest, income taxes, depreciation and amortization. Additionally, the amendment provides certain limits on the amount of outstanding revolving loans through March 31, 2001.

         On November 20, 2000, The Beacon Group III - Focus Value Fund, L.P. (the "Fund"), Generac's majority stockholder, purchased a unit (the "Unit") consisting of a newly issued senior zero coupon note with an aggregate principal amount of $19.5 million, due July 1, 2006, and a warrant to purchase 340 shares of the common stock of Generac in exchange for an aggregate of $15 million in cash. The warrants have an exercise price of $.01 per share and are exercisable at any time through November 20, 2010. The proceeds from the sale of the Unit were used by Generac to repay the principal of, and interest on, revolving indebtedness, and for general corporate purposes. Both the senior zero coupon notes and the warrants have been recorded in the financial statements at their estimated fair market values at the issuance date. The difference between the consideration paid by the Fund ($15 million) and the combined fair market values of the zero coupon notes and attached warrants totaled $2,482 and has been recorded as an increase in additional paid-in capital.


         Generac expects that an event of default will occur under the Senior Secured Credit Facility on March 31, 2001 arising from a failure by Generac to comply with one or more financial covenants set forth in the Senior Secured Credit Facility. Generac intends to seek a waiver of such event of default from the lenders party to the Senior Secured Credit Facility. If such event of default occurs and Generac is unable to obtain a waiver of such event of default, the lenders under the Senior Secured Credit facility may cause the loans thereunder to become immediately due and payable, which would constitute an event of default under the zero coupon notes and the Notes. There can be no assurance that Generac would be able to make payments under the Senior Secured Credit Facility, the zero coupon notes and the Notes in such circumstances.

         Capital lease obligations relate to Generac's obligations on leases for industrial equipment. These obligations are due in monthly installments including principal and interest at a rate of 8.6% and mature November 30, 2002.

         The aggregate scheduled maturities of long-term debt and capital lease obligations in subsequent years are as follows:

2001                                 $         8,218
2002                                          13,266
2003                                          38,172
2004                                          18,376
2005                                           9,188
Thereafter                                   120,519
                                    -----------------
                                     $       207,739
                                    =================

8.       EMPLOYEE RETIREMENT AND SAVINGS PLANS

         In connection with the Acquisition, Generac established noncontributory defined benefit pension plans (salaried and hourly) covering substantially all of its employees. The unfunded benefit obligation assumed as of the Acquisition date totaled $678. Benefits under the salaried plan are based upon years of service and the participants' defined final average monthly compensation. Benefits under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. The plans provide for a continuation of participants' years of service as credited with GPSI. Generac's funding policy is to contribute amounts that equal or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Net pension expense is comprised of the following components:

                                                                                                        FOR THE PERIOD
                                                                                                        JULY 10, 1998
                                                                                                           THROUGH
                                                           2000                   1999                DECEMBER 31, 1998
                                                     ------------------     -----------------     ---------------------------
Service cost                                                     $ 414                 $ 340                            $ 48
Interest cost on projected benefit obligation                      110                    88                              24
Return on assets                                                   (26)                   (1)                              -
Amortization of net loss from earlier periods                       53                    21                               -
                                                     ------------------     -----------------     ---------------------------
                                                                 $ 551                 $ 448                            $ 72
                                                     ==================     =================     ===========================

         The following table summarizes those items comprising the change in the benefit obligation:

                                                                                                     JULY 10, 1998
                                                                                                        THROUGH
                                                            2000                1999               DECEMBER 31, 1998
                                                        --------------     ---------------     ---------------------------
Benefit obligation as of the beginning of the period          $ 1,614               $ 750                           $ 678
Service cost                                                      414                 340                              48
Interest cost                                                     110                  88                              24
Actuarial loss (gain)                                            (422)                436                               -
                                                        --------------     ---------------     ---------------------------
Benefit obligation as of the end of the period                $ 1,716             $ 1,614                           $ 750
                                                        ==============     ===============     ===========================

         The following table summarizes those items comprising the change in the fair value of plan assets during 2000 and 1999. There were no assets contributed to the plans as of December 31, 1998:

                                                                            2000                1999
                                                                        --------------     ---------------
Fair value of plan assets as of the beginning of the period             $         101      $            -
Company contributions                                                             525                 100
Actual return on plan assets                                                       26                   1
                                                                        --------------     ---------------
Fair value of plan assets as of the end of the period                   $         652      $          101
                                                                        ==============     ===============

         The following table summarizes the funded status of the plans as of December 31, 2000 and 1999:

                                       2000                1999
                                   --------------     ---------------
Funded status of plan              $      (1,064)     $       (1,513)
Unrecognized net loss (gain)                 (19)                415
                                   --------------     ---------------
Net amount recognized              $      (1,083)     $       (1,098)
                                   ==============     ===============

         The assumptions used in developing the pension information as of December 31, 2000 and 1999 were as follows:

                                         2000                   1999
                                   ------------------     -----------------
Discount rate                                  7.50%                 8.00%
Return on plan assets                          8.00%                 8.00%
Rate of compensation increase                  5.50%                 5.50%

         In connection with the Acquisition, Generac established deferred compensation plans for certain key employees and at December 31, 2000 and 1999, approximately $469 and $401, respectively, was included in other long-term obligations related to such plans. Deferred compensation expense charged to operations was $68, $61 and $23 for the years ended December 31, 2000 and 1999 and the period ended December 31, 1998, respectively. In connection with the Acquisition, Generac established a qualified 401(k) profit sharing plan covering substantially all full-time employees. The company contribution for the year ended December 31, 2000 was $132. No contributions were made to the plan for the year ended December 31, 1999 or for the period ended December 31, 1998.

9.       INCOME TAXES

         The provision for income taxes consists of the following:

                                                                                          FOR THE
                                                                                          PERIOD
                                                                                        JULY 10, 1998
                                                                                          THROUGH
                                                                                         DECEMBER 31,
                                                           2000             1999            1998
                                                    -----------------  --------------   -------------
Current:
          Federal                                           $ (4,014)        $ 3,799         $   781
          State                                                  (44)            295              33
          Foreign                                                  -             150               -
                                                    -----------------  --------------   -------------
                  Total current                               (4,058)          4,244             814

Deferred:
          Federal and state                                   (2,195)          3,180           1,366
                                                    -----------------  --------------   -------------
                  Total provision for income taxes          $ (6,253)        $ 7,424         $ 2,180
                                                    =================  ==============   =============

         The components of consolidated pretax income (loss) for the years ended December 31, 2000 and 1999 are as follows:

                                   2000                1999
                          --------------------  ------------------
United States              $          (16,015)   $         21,247
Europe                                 (1,703)               (284)
                          --------------------  ------------------
Total                      $          (17,718)   $         20,963
                          ====================  ==================


         The following reconciles the U.S. federal statutory income tax rate with Generac's effective tax rate:

                                                                                                               FOR THE PERIOD
                                                                                                               JULY 10, 1998
                                                                                                                  THROUGH
                                                            2000                         1999                DECEMBER 31, 1998
                                                  --------------------------     --------------------   ---------------------------
U.S. federal statutory income tax rate                               (34.0%)                   34.0%                         34.0%
State income taxes, net of federal benefit                             (0.3)                     1.8                           1.0
Foreign income taxes, net of federal benefit                              -                      0.7                             -
Amortization of excess tax goodwill                                    (1.5)                    (1.3)                         (2.0)
Other                                                                   0.5                      0.2                           1.2
                                                  --------------------------     --------------------   ---------------------------
                                                                     (35.3%)                   35.4%                         34.2%
                                                  ==========================     ====================   ===========================

         Deferred income taxes reflected in the balance sheet consist of the following at December 31, 2000 and 1999:

                                                               2000                           1999
                                                    ---------------------------     --------------------------
   Deferred tax assets:
               Net operating loss carryforwards      $                   4,830       $                      -
               Inventories and receivables                               1,003                            271
               Sales incentives                                            141                            197
               Accrued warranty                                            331                            607
               Employee benefits                                           171                            203
               Other                                                       824                              -
                                                    ---------------------------     --------------------------
                                                                         7,300                          1,278

   Deferred tax liabilities:
               Fixed assets                                             (1,344)                          (688)
               Intangible assets                                        (8,307)                        (5,105)
               Other                                                         -                            (31)
                                                    ---------------------------     --------------------------
                                                                        (9,651)                        (5,824)
                                                    ---------------------------     --------------------------
                                                     $                  (2,351)      $                 (4,546)
                                                    ===========================     ==========================

         The company has approximately $13,625 in both federal and state net operating loss carryforwards. These carryforwards expire at various dates through fiscal 2020. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" as defined in Section 382 of The Internal Revenue Code of 1986.


10.      STOCKHOLDERS' EQUITY

         In connection with the initial capitalization of Generac, The Beacon Group III--Focus Value Fund, L.P., management of Generac and certain other investors purchased an aggregate of $110 million of common stock, par value of $.01 per share, constituting 100% of Generac's outstanding common stock. Upon consummation of the Acquisition, The Beacon Group III--Focus Value Fund, L.P. and the other stockholders of Generac, and Generac, entered into a Stockholders' Agreement which includes certain transfer restrictions, voting agreements and registration rights. Employees who own stock of Generac are also subject to agreements that restrict their right to transfer their stock and, under certain conditions, require them to sell a pro rata portion of their stock in a transaction in which The Beacon Group III--Focus Value Fund, L.P. is selling its stock. Generac is not obligated to purchase this stock.

         As discussed in footnote 7, the Unit consisting of a zero coupon note and attached warrants were recorded in the financial statements at their respective fair market values at issuance. The difference between the consideration paid by the Fund ($15 million) and the combined fair market values of the zero coupon notes and attached warrants totaled $2,482 and has been recorded as an increase in additional paid-in capital.

         Effective July 9, 1998, Generac's board of directors approved the Generac Portable Products, Inc. Stock Option Plan which provides for the granting of stock options as an incentive to members of the board of directors and certain key employees. Under this Plan, stock options to acquire up to 1,619 shares of common stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the fair market value of the common stock at the date of grant. The options become exercisable in equal increments beginning on the first anniversary of the grant date over a three to five-year period and expire ten years subsequent to the grant date.

         Stock option transactions for the years ended December 31, 2000 and 1999 and the period ended December 31, 1998 are summarized as follows:

                                                       2000                       1999                     1998
                                             -------------------------  --------------------------  --------------------
Options granted                                                     -                         304                 1,164
Exercise price - options granted                                  N/A    $                 16,349    $           12,945
Options forfeited                                                 101                          51                     -
Exercise price - options forfeited            $                12,945    $                 12,945                   N/A
Options outstanding                                             1,316                       1,417                 1,164
Exercised options                                                   -                           -                     -
Exercisable options                                               557                         243                     -
Remaining contractual life (years)                                8.4                         9.4                   8.5
Fair value at grant date                                          N/A    $                  5,469    $            4,340

         The fair value was estimated using the minimum value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", assuming an expected option life of 7 years and a risk-free interest rate of 6%.

         Generac applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized in the statement of income for the years ended December 31, 2000 and 1999 and during the period ended December 31, 1998. If compensation cost had been determined in accordance with SFAS No.123, net income would have decreased approximately $892, $843 and $351 during the years ended December 31, 2000 and 1999 and during the period ended December 31, 1998, respectively.

         On May 20, 1999, the company effected a 1,250 for one common stock split and on May 28, 1999, the company effected a 1.189 for one common stock split. On June 9, 2000, the company effected a one for 1,486.25 reverse common stock split. All share information in these consolidated financial statements has been retroactively adjusted to reflect these stock splits.

11.      LEASES

         Generac leases certain manufacturing equipment, computer equipment and vehicles under operating leases with lease terms ranging up to 5 years. Additionally, in connection with the Acquisition, Generac entered into a capital lease arrangement with GPSI for certain manufacturing equipment. Property, plant and equipment at December 31, 2000 and 1999 includes $1,753 and $2,102, respectively, for equipment under capital leases, which is net of $863 and $514 in accumulated depreciation, respectively. Following is a summary of future minimum payments under capitalized leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2000:

                                                   Operating              Capital
                                                     Leases                Leases
                                                -----------------     -----------------
2001                                                     $   724               $   673
2002                                                         233                   830
2003                                                          90                     -
2004                                                          29                     -
Thereafter                                                    15                     -
                                                -----------------     -----------------
                                                         $ 1,091                 1,503
                                                =================
Less amount representing interest                                                 (137)
                                                                      -----------------
Present value of minimum lease payments                                        $ 1,366
                                                                      =================

         Total rent expense recognized by Generac for the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998 was $2,472, $2,521 and $559, respectively.

12.      SEGMENT INFORMATION

         Generac is a leading designer, manufacturer and marketer of engine-powered tools and related accessories for use in both consumer and commercial applications. Engineering, manufacturing, marketing and administrative resources are generally not product specific and Generac evaluates operating performance based upon the combined results of these product lines.

         Information regarding Generac's geographic areas is summarized below:

                                                         United
                                                         States            Europe          Consolidated
                                                    -----------------   --------------   ------------------
As and for the year ended December 31, 2000:
       Net sales to unaffiliated customers                 $ 220,428          $22,061            $ 242,489
       Long-lived assets                                     233,371            2,204              235,575
As and for the year ended December 31, 1999:
       Net sales to unaffiliated customers                   358,999           39,097              398,096
       Long-lived assets                                     239,448            2,505              241,953
As and for the period ended December 31, 1998:
       Net sales to unaffiliated customers                   126,740           10,122              136,862
       Long-lived assets                                     235,517            2,574              238,091

         Generac sells primarily to large home center retailers. Two customers accounted for approximately 61% of net sales for the year ended December 31, 2000. Both customers individually comprise more than 10% of Generac's net sales. Included in accounts receivable at December 31, 2000 are amounts due from these two customers aggregating $20,854. Three customers accounted for approximately 73% and 74% of net sales for the year ended December 31, 1999 and for the period ended December 31, 1998, respectively. All three customers individually comprise more than 10% of Generac's net sales. Included in accounts receivable at December 31, 1999 are amounts due from these three customers aggregating $33,236.

         Generac purchases its materials from a broad supplier base. Three suppliers accounted for approximately 46% of purchases for the year ended December 31, 2000. Accounts payable to these three suppliers approximated $8,867 at December 31, 2000. Two suppliers accounted for approximately 44% and 41% of purchases for the year ended December 31, 1999 and the period ended December 31, 1998, respectively. Accounts payable to these two suppliers approximated $7,049 at December 31, 1999. Each of these suppliers individually comprised more than 10% of Generac's purchases for the respective periods.


13.      COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

         In the normal course of business Generac is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on Generac's financial position, results of operations or cash flows.

         On September 29, 1999, Generac commenced an arbitration against Generac Power Systems, Inc. ("GPSI"), entitled In the Matter of An Arbitration Between Generac Portable Products, Inc. and Generac Power Systems, Inc., formerly known as Generac Corporation, under the auspices of the American Arbitration Association in Milwaukee, Wisconsin. The dispute concerned the respective rights of the company and GPSI to manufacture and sell in the retail market portable generators with an output level greater than ten kilowatts and home standby stationary generators. On May 18, 2000, the company and GPSI reached an agreement which amended and further clarified the original non-compete agreement between the two companies. The agreement provides for, among other things, that the company has the right to manufacture and sell certain portable air-cooled generators and air-cooled home standby generators up to and including twenty kilowatts, that GPSI is restricted from manufacturing any portable air-cooled generator below 12.5 kilowatts and that the company will pay a 2% royalty on sales of home standby stationary generators in excess of $15 million during the term of the agreement to GPSI.

         The company capitalized costs incurred in conjunction with the development of the amended non-compete agreement approximating $702, and will amortize these costs over the remaining life of the non-compete agreement.

14.      SEPARATE FINANCIAL INFORMATION OF CO-ISSUERS AND GUARANTOR OF THE
NOTES

         In connection with the Acquisition, Generac Portable Products, LLC and GPPW co-issued the Notes, and while Generac Portable Products, LLC and GPPW are jointly and severally liable for the obligations under the Notes, GPPW does not conduct any operations, or have any assets of any kind other than its investment in Generac Portable Products, LLC. Generac has provided a full and unconditional guarantee of the Notes. However, because Generac has no operating activities independent of Generac Portable Products, LLC, Generac's consolidated financial statements are essentially the same as those of Generac Portable Products, LLC. The following condensed supplemental consolidating financial information reflects the investments of Generac, GPPW and GPPD in Generac Portable Products, LLC using the equity method. Generac, GPPW and GPPD are dependent upon Generac Portable Products, LLC for cash flows to fund their income tax liabilities arising from their respective investments. GPPW and GPPD are wholly-owned subsidiaries of Generac, and GPPW and GPPD hold a 5% and 95% ownership interest in Generac Portable Products, LLC, respectively.


AS OF DECEMBER 31, 2000
                               GENERAC PORTABLE                               GENERAC PORTABLE
                                PRODUCTS, INC.        GPPW         GPPD         PRODUCTS, LLC      ELIMINATIONS     CONSOLIDATED
                               ------------------   ---------  -------------  ------------------   --------------  ---------------
 Current assets                $           5,523    $    276   $      5,247   $         109,734    $      (5,523)  $      115,257
 Investment in affiliates                117,220       5,785        109,820                   -         (232,825)               -
 Noncurrent assets                         3,908           -              -             235,575           (3,908)         235,575
                               ------------------   ---------  -------------  ------------------   --------------  ---------------
                               $         126,651    $  6,061   $    115,067   $         345,309    $    (242,256)  $      350,832
                               ==================   =========  =============  ==================   ==============  ===============

 Current liabilities           $           5,523    $      -   $          -   $          38,677    $      (5,523)  $       38,677
 Long-term debt                                -           -              -             199,521                -          199,521
 Other long-term obligations               3,908         195          3,713               1,049           (3,908)           4,957
 Common stock warrants                         -           -              -               2,115                -            2,115
 Stockholders' equity                    117,220       5,866        111,354             103,947         (232,825)         105,562
                               ------------------   ---------  -------------  ------------------   --------------  ---------------
                               $         126,651    $  6,061   $    115,067  $          345,309    $    (242,256)  $      350,832
                               ==================   =========  =============  ==================   ==============  ===============

AS OF DECEMBER 31, 1999
                               GENERAC PORTABLE                               GENERAC PORTABLE
                                PRODUCTS, INC.        GPPW         GPPD         PRODUCTS, LLC      ELIMINATIONS     CONSOLIDATED
                               ------------------   ---------  -------------  ------------------   --------------  ---------------
 Current assets                $           1,619    $     59   $      1,112   $         114,365    $      (1,619)  $      115,536
 Investment in affiliates                126,905       6,596        125,303                   -         (258,804)               -
 Noncurrent assets                         5,717           -              -             241,953           (5,717)         241,953
                               ------------------   ---------  -------------  ------------------   --------------  ---------------
                               $         134,241    $  6,655   $    126,415   $         356,318    $    (266,140)  $      357,489
                               ==================   =========  =============  ==================   ==============  ===============

 Current liabilities           $           1,619    $     23   $        425   $          54,468    $      (1,619)  $       54,916
 Long-term debt                                -           -              -             180,520                -          180,520
 Other long-term obligations               5,717         286          5,431               1,089           (5,717)           6,806
 Stockholders' equity                    126,905       6,346        120,559             120,241         (258,804)         115,247
                               ------------------   ---------  -------------  ------------------   --------------  --------------
                               $         134,241    $  6,655   $    126,415   $         356,318    $    (266,140)  $      357,489
                               ==================   =========  =============  ==================   ==============  ===============

FOR THE YEAR ENDED DECEMBER 31, 2000
                                           GENERAC PORTABLE
                                            PRODUCTS, INC.       GPPW          GPPD
                                          -------------------  ---------   -------------
 Net sales                                 $               -    $     -     $         -
 Gross profit                                              -          -               -
 Operating expenses                                        -          -               -
                                          -------------------  ---------   -------------
 Income from operations                                    -          -               -
 Interest expense                                          -          -               -
 Other expense (income), net                               -          -               -
 Equity in earnings of affiliates                    (11,465)      (886)        (16,909)
                                          -------------------  ---------   -------------
 Income (loss) before income taxes                   (11,465)      (886)        (16,909)
 Provision (benefit) for income taxes                      -       (317)         (6,013)
                                          -------------------  ---------   -------------
 Net income (loss)                         $         (11,465)   $  (569)    $   (10,896)
                                          ===================  =========   =============

FOR THE YEAR ENDED DECEMBER 31, 1999
                                           GENERAC PORTABLE
                                            PRODUCTS, INC.       GPPW          GPPD
                                          -------------------  ---------   -------------
 Net sales                                 $               -    $     -     $         -
 Gross profit                                              -          -               -
 Operating expenses                                        -          -               -
                                          -------------------  ---------   -------------
 Income from operations                                    -          -               -
 Interest expense                                          -          -               -
 Other expense (income), net                               -          -               -
 Equity in earnings of affiliates                     13,539      1,045          19,856
                                          -------------------  ---------   -------------
 Income before income taxes                           13,539      1,045          19,856
 Provision for income taxes                                -        368           6,994
                                          -------------------  ---------   -------------
 Net income                                $          13,539    $   677     $    12,862
                                          ===================  =========   =============


FOR THE PERIOD ENDED DECEMBER 31, 1998
                                           GENERAC PORTABLE
                                            PRODUCTS, INC.       GPPW          GPPD
                                          -------------------  ---------   -------------
 Net sales                                 $               -    $     -     $         -
 Gross profit                                              -          -               -
 Operating expenses                                        -          -               -
                                          -------------------  ---------   -------------
 Income from operations                                    -          -               -
 Interest expense                                          -          -               -
 Other expense (income), net                               -          -               -
 Equity in earnings of affiliates                      4,202        319           6,063
                                          -------------------  ---------   -------------
 Income before income taxes                            4,202        319           6,063
 Provision for income taxes                                -        109           2,071
                                          -------------------  ---------   -------------
 Net income                                $           4,202    $   210     $     3,992
                                          ===================  =========   =============

FOR THE YEAR ENDED DECEMBER 31, 2000
                                          GENERAC PORTABLE
                                            PRODUCTS, LLC     ELIMINATIONS     CONSOLIDATED
                                          ------------------  --------------  ---------------
 Net sales                                 $        242,489    $          -    $     242,489
 Gross profit                                        50,428               -           50,428
 Operating expenses                                  45,707               -           45,707
                                          ------------------  --------------  ---------------
 Income from operations                               4,721               -            4,721
 Interest expense                                    21,333               -           21,333
 Other expense (income), net                          1,106               -            1,106
 Equity in earnings of affiliates                         -          29,260                -
                                          ------------------  --------------  ---------------
 Income (loss) before income taxes                  (17,718)         29,260          (17,718)
 Provision (benefit) for income taxes                    77               -           (6,253)
                                          ------------------  --------------  ---------------
 Net income (loss)                         $        (17,795)   $     29,260    $     (11,465)
                                          ==================  ==============  ===============

FOR THE YEAR ENDED DECEMBER 31, 1999
                                          GENERAC PORTABLE
                                            PRODUCTS, LLC     ELIMINATIONS     CONSOLIDATED
                                          -------------------  ---------   -------------

 Net sales                                 $        398,096    $          -    $     398,096
 Gross profit                                       107,211               -          107,211
 Operating expenses                                  62,737               -           62,737
                                          ------------------  --------------  ---------------
 Income from operations                              44,474               -           44,474
 Interest expense                                    20,823               -           20,823
 Other expense (income), net                          2,688               -            2,688
 Equity in earnings of affiliates                         -         (34,440)               -
                                          ------------------  --------------  ---------------
 Income before income taxes                          20,963         (34,440)          20,963
 Provision for income taxes                              62               -            7,424
                                          ------------------  --------------  ---------------
 Net income                                $         20,901    $    (34,440)   $      13,539
                                          ==================  ==============  ===============


FOR THE PERIOD ENDED DECEMBER 31, 1998
                                          GENERAC PORTABLE
                                            PRODUCTS, LLC     ELIMINATIONS     CONSOLIDATED
                                          ------------------  --------------  ---------------

 Net sales                                 $        136,862    $          -    $     136,862
 Gross profit                                        38,617               -           38,617
 Operating expenses                                  22,331               -           22,331
                                          ------------------  --------------  ---------------
 Income from operations                              16,286               -           16,286
 Interest expense                                     9,674               -            9,674
 Other expense (income), net                            230               -              230
 Equity in earnings of affiliates                         -         (10,584)               -
                                          ------------------  --------------  ---------------
 Income before income taxes                           6,382         (10,584)           6,382
 Provision for income taxes                               -               -            2,180
                                          ------------------  --------------  ---------------
 Net income                                $          6,382    $    (10,584)   $       4,202
                                          ==================  ==============  ===============


15.      EXPENSES FROM WITHDRAWN COMMON STOCK OFFERING

         During the year ended December 31, 1999, Generac incurred certain fees and expenses in conjunction with its efforts to complete an initial public offering of its common stock. Generac withdrew its initial public stock offering during July 1999. Expenses related to this offering of approximately $1.2 million were recorded during the year ended December 31, 1999.

16.      SUBSEQUENT EVENTS

         On March 21, 2001, Generac Portable Products, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Briggs & Stratton Corporation, ("Briggs"), GPP Merger Corporation, a wholly owned direct subsidiary of Briggs, and The Beacon Group III -- Focus Value Fund, L.P., the majority shareholder of Generac ("Beacon"), providing for the merger of GPP Merger Corporation into Generac, with Generac as the surviving corporation. The closing of the Merger is expected to occur on (a) the later of April 30, 2001 or
(b) the second business day after satisfaction of the conditions of the Merger.

         Pursuant to the terms of the Merger Agreement, the existing shareholders of Generac and the holders of warrants to purchase Generac stock (collectively, the "Shareholders") will receive (a) $55 million, adjusted downward for purchase price adjustments related to the failure, if any, to meet certain targets for shareholders' equity and working capital minus the transaction costs of Generac and the Shareholders (the "Base Price"), plus (b) an amount (the "Earnout") equal to (A) 40% of the amount by which Generac's consolidated earnings before interest, taxes, depreciation and amortization, excluding unusual gains and losses, for the 12-month period ending June 30, 2002, multiplied by 6, exceeds the sum of the Base Price plus the transaction costs of Generac and the Shareholders plus the aggregate amount of indebtedness of Generac on a consolidated basis as of the closing of the Merger, minus (B) the amount, if any, payable to holders of options for Generac stock, which options will be cancelled in connection with the Merger. In no event, however, will the sum of the Base Price plus the transaction costs of Generac and the Shareholders plus the aggregate amount of indebtedness of Generac on a consolidated basis as of the closing of the Merger plus the Earnout plus the option payments exceed $350 million.

         It is expected that the Merger will constitute a "change of control" under the Indenture dated as of July 1, 1998 (the "Indenture") between Generac Portable Products, LLC ("LLC") and GPPW Inc. ("GPPW" and together with LLC, the "Offerors") and HSBC Bank USA (formerly Marine Midland Bank), as trustee, with respect to the 11-1/4% Senior Subordinated Notes due 2006 (the "Notes") of the Offerors. The Offerors are wholly owned subsidiaries of Generac. As a consequence of the "change of control", the Offerors will be obligated within 30 days after the Merger is consummated to make an offer to purchase all or a portion of the Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of payment.

         In addition, it is expected that consummation of the Merger will constitute an event of default under Generac's existing credit facility under the Credit Agreement dated as of July 9, 1998 among LLC, GPPW, Bankers Trust Company, as administrative agent, and the various banks and financial institutions parties thereto (as amended, the "Credit Agreement"). If LLC is unable to obtain a waiver of such event of default, LLC's lenders under the Credit Agreement may cause the loans thereunder to become immediately due and payable. In addition, it is also expected that consummation of the Merger will constitute an event of default under LLC's zero coupon notes due July 1, 2006 under the Unit Purchase Agreement, dated as of November 20, 2000, among Generac, LLC and Beacon. If LLC is unable to obtain a waiver of such event of default, Beacon may cause such zero coupon notes to become immediately due and payable. In the event LLC defaults on the Credit Agreement or the zero coupon notes and the lenders or Beacon, as the case may be, cause the loans or zero coupon notes to become immediately due and payable, there can be no assurance that LLC will be able to make its respective payments thereunder or that LLC will be able to pay the Notes upon the occurrence of an event of default following the acceleration of amounts owing under the Credit Agreement or the zero coupon notes.

         On March 27, 2001, Generac Portable Products, LLC and GPPW, Inc. commenced a cash tender offer and consent solicitation (the "Offer") for all of the Notes, upon the terms and subject to the conditions set forth in the Offer, for $1,010 for each $1,000 principal amount of Notes validly tendered pursuant to the Offer. In addition, tendering holders of the Notes will receive accrued and unpaid interest on their Notes accepted for purchase to, but not including, the payment date. The Offer will expire at on April 27, 2001, unless extended. In conjunction with the Offer, the company is soliciting consents of the registered holders of Notes to the adoption of certain proposed amendments to the Indenture relating to the Notes. The proposed amendments will be effective when the Offer is consummated as to all Notes that are not purchased in the Offer, provided all other conditions to the Offer have otherwise been satisfied. The Offer is being made in connection with the Merger Agreement entered into on March 21, 2001 and is conditioned upon, among other things, the completion of the merger and the receipt of the consents necessary to adopt the proposed amendments as well as certain other conditions.

                                  SCHEDULE I
                       GENERAC PORTABLE PRODUCTS, INC.
                   SCHEDULE OF COMBINED VALUATION ACCOUNTS

                                                                  BALANCE AT
                                                                  BEGINNING        CHARGES TO                         BALANCE AT
                                                                  OF PERIOD         EXPENSE          DEDUCTIONS      END OF PERIOD
                                                                ---------------  --------------   --------------   -----------------
ACCOUNTS RECEIVABLE:
       For the Year Ended December 31, 2000                                548             157              512                  193
       For the Year Ended December 31, 1999                                242             372               66                  548
       For the Period July 10, 1998 through December 31, 1998              225              17                -                  242

                                                                   BALANCE AT
                                                                   BEGINNING       CHARGES TO                         BALANCE AT
                                                                   OF PERIOD        EXPENSE          DEDUCTIONS      END OF PERIOD
                                                                ---------------  --------------   --------------   -----------------
INVENTORY
       For the Year Ended December 31, 2000                              1,511             581              811                1,281
       For the year ended December 31, 1999                                774           2,089            1,352                1,511
       For the period July 10, 1998 through December 31, 1998              500             593              319                  774